Exhibit 99.1

Contact:	Todd Flowers
Investor Relations
(502) 596-6569

KINDRED HEALTHCARE ANNOUNCES CLOSING OF INCREMENTAL TERM LOAN

AND AMENDMENTS TO ITS CREDIT FACILITIES

LOUISVILLE, Ky. (June 14, 2016) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that it has closed its previously announced incremental $200 million term loan, the net proceeds of which were used to repay outstanding borrowings under the Company’s $900 million senior secured asset-based revolving credit facility (the “ABL Facility”). This incremental term loan has the same terms as, and is fungible with, the previously outstanding $1.18 billion of term loans under Kindred’s existing senior secured term loan credit facility (the “Term Loan Facility”).

In addition, Kindred announced that it has closed the previously announced amendments to the Term Loan Facility and the ABL Facility. The Term Loan Facility and the ABL Facility were each amended to allow for a broader range of joint venture activity, increase the Company’s financial flexibility and make other changes to better align the terms of these facilities with Kindred’s strategic plan.

J.P. Morgan Securities LLC acted as sole lead arranger and sole bookrunner for the transaction. JPMorgan Chase Bank, N.A. is the administrative agent and collateral agent for the ABL Facility and the Term Loan Facility, under which the incremental term loans were borrowed.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-90 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At March 31, 2016, Kindred through its subsidiaries had approximately 102,000 employees providing healthcare services in 2,700 locations in 46 states, including 95 transitional care hospitals, 19 inpatient rehabilitation hospitals, 92 nursing centers, 20 sub-acute units, 618 Kindred at Home home health, hospice and non-medical home care sites of service, 104 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,752 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for seven years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

(1)	Revenues based upon Kindred consolidated revenues for the twelve months ended March 31, 2016.

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